EXHIBIT 16.1
Malone & Bailey, PC
2925 Briarpark Drive, Suite 930
Houston, Texas 77042
December 18, 2007
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:	Friedman Industries, Incorporated
     We have read the statements that Friedman Industries, Incorporated. included under Item 4.01 of the Form 8-K report expected to be filed on December 18, 2007 regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours, Malone & Bailey, PC